Exhibit 99.1

Press Release

Media Contact:	Jeffrey D. Moder
319.295.0591
jdmoder@rockwellcollins.com

Investor Contact:	David Brehm
319.295.7575
investorrelations@rockwellcollins.com

Rockwell Collins reports earnings per share of 38 cents for first quarter 2004, an increase of 41% over prior year

CEDAR RAPIDS, Iowa (January 27, 2004)—Rockwell Collins, Inc. (NYSE: COL) today reported earnings per share of 38 cents for the first quarter of fiscal year 2004 ended December 31, 2003, an increase of 11 cents or 41% from the 27 cents reported last year. Net income was $68 million, an increase of $19 million, or 39% greater than the $49 million reported for the first quarter last year. This increase results from our strong first quarter sales, combined with continued improvement in operating efficiencies. The first quarter of fiscal year 2004 also benefited from $5 million ($3 million after-tax or 2 cents per share) in favorable settlements related to insurance matters arising prior to the company’s spin-off from its parent company in 2001.

Sales for the first quarter of 2004 were $628 million, an increase of $67 million, or 12% from the $561 million reported last year. Cash used for operating activities in the first quarter was $44 million. However, excluding $125 million in voluntary contributions made to the company’s qualified pension plans, cash generated by operating activities was $81 million, an increase of $59 million from last year’s first quarter.

Clay Jones, Chairman, President and Chief Executive Officer of Rockwell Collins said, “I am very pleased with our first quarter results that were made possible by improved performance across all our businesses. In addition to the continued outstanding performance of our Government Systems business, it is especially gratifying to see definite signs of the predicted stabilization in commercial market conditions. This combination has enabled us to raise our guidance for the year to reflect these improvements.”

Following is a discussion of sales and earnings for each business segment.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance and communications systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, achieved first quarter sales of $311 million, an increase of $55 million, or 21%, from the same period last year. NLX LLC, acquired on December 1, 2003, provided $7 million, or 2%, of this sales growth.

The 19% organic sales increase is attributable to higher sales on the KC-135 and international C-130 aircraft retrofit programs, ARC-210/220 radio products and the Joint Strike Fighter (JSF) and Joint Tactical Radio System (JTRS) development programs.

Government Systems’ operating margin for the first quarter of fiscal year 2004 increased to 20.3% compared with 18.8% for the same period in fiscal year 2003. The increase in margins was a result of the business holding expenses flat on higher sales volume and favorable performance on various production programs. This more than offset higher production start-up costs on several navigation and display programs.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved first quarter sales of $317 million, an increase of $12 million, or 4%, from the same period last year.

The sales increase resulted primarily from higher air transport, business and regional aftermarket sales. Sales of commercial aviation electronics systems and products to the air transport, business and regional jet OEMs were comparable to sales for the same period last year.

Commercial Systems’ operating margin for the first quarter of fiscal year 2004 increased to 13.2%, compared with 10.5% for the same period in fiscal year 2003. This increase was a result of the higher sales volume and lower operating expenses.

Corporate

Share repurchases in the first quarter of fiscal year 2004 were 1 million shares at a cost of $25 million.

Financial Highlights:

•	We issued $200 million in long-term unsecured notes in November 2003. Proceeds from the offering were used for voluntary contributions to our pension plan and our acquisition of NLX LLC.

•	In November 2003, Moody’s Investors Service changed its credit rating outlook to stable from negative on its expectation that the company will continue to generate strong operating returns and cash flows, while maintaining its strong balance sheet.

Business Highlights:

•	We acquired NLX LLC on December 1, 2003 to expand the company’s service and support business. NLX provides simulation and training systems, upgrades, modifications, engineering and technical services principally to the branches of the United States military.

•	We were selected by the GPS Joint Program Office for full rate production of Defense Advanced GPS Receivers (DAGRs). The DAGR is a handheld device used for GPS position and navigation and will also be used to provide precise timing to synchronize tactical radios for the U.S. Army’s digital battle space. Full rate production will begin in November 2004 and is anticipated to extend over an eight-year period. The total contract value is expected to be within the range of $238 million to $338 million over the life of the program.

•	A Northrop Grumman/ Raytheon team selected us to supply the Interceptor Communications Unit subsystem on the Kinetic Energy Interceptor (KEI) defense system. The KEI defense system is intended to provide the U.S. military with the ability to destroy hostile missiles at their most vulnerable stage, the boost/ascent phase of flight. It is anticipated that total company revenues will be approximately $100 million over the eight year contract term.

•	The U.S. Space and Naval Warfare Systems Command awarded Data Link Solutions a $57 million contract to provide the Multifunctional Information Distribution System terminals for deployment on several U.S. Navy and Air Force and international aircraft platforms. Data Link Solutions is a joint venture between Rockwell Collins and BAE SYSTEMS.

•	The U.S. Air Force awarded us a contract to lead a Weapon Data Link Architecture program for the development of networked, in-flight communication for precision guided weapons. The first delivery order under this contract is valued at $5 million and the contract has a ceiling value of $23 million.

•	Iberia airlines selected us to supply avionics equipment on seven new Airbus A340-600 aircraft with an option for five additional aircraft. The avionics equipment will include Multi Mode Receivers, satellite and high frequency communication systems, transponders, automatic direction finders and distance measuring equipment. Delivery of the avionics equipment is scheduled to begin in 2004.

•	We achieved a major in-flight entertainment milestone by providing eTES in-seat audio/video capability that began passenger service for a new airline customer in December 2003.

Fiscal Year 2004 Outlook

After considering the acquisition of NLX LLC, and the strength of our first quarter sales and operating results, the company anticipates revenues in the range of $2.80 billion to $2.85 billion. The company also increased its earnings per share guidance by 10 cents and is now anticipating earnings per share will be in the range of $1.50 to $1.60 for the fiscal year.

Our Government Systems business operating margins should decrease from the 20% posted in the first quarter of 2004 to a range of 17% to 18% for the fiscal year due to our acquisition of NLX and an increase in revenues from the lower margin Joint Tactical Radio System and Joint Strike Fighter development contracts. Our Commercial Systems business operating margins are still projected to be in the range of 13% to 14% for the fiscal year.

Cash provided from operating activities for the fiscal year is now projected to be $25 million higher than previous guidance due to the increase in expected earnings for the year. Cash provided by operating activities is now expected to be in the range of $225 million to $275 million after making a $125 million voluntary contribution to our qualified pension plans in October 2003.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Larry Erickson will conduct an earnings conference call at 10:00 a.m. Eastern Time on January 27, 2004. Individuals may listen to the call on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through February 29, 2004.

Rockwell Collins is a leader in the design, production and support of communications and aviation electronics solutions for commercial and government customers worldwide. In January 2004, Forbes magazine selected Rockwell Collins as the best managed aerospace & defense company in America. Additional information is available at www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the timing related to the recovery of the commercial airline industry such as airline passenger traffic and profitability; the health of the global economy as well as the commercial aerospace industry; a reduction of domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where we compete; demand for and market acceptance of new and existing products; performance of our products; potential cancellation or termination of contracts by our customers; delay of orders or changes in procurement practices by our customers; customer bankruptcy; labor work stoppages; material shortages; the risks inherent in fixed price contracts; recruitment and retention of qualified personnel; performance of our major suppliers and subcontractors; our ability to successfully execute to our internal performance plans; achieving our planned effective tax rates; favorable outcomes of certain customer procurements and congressional approvals; changes to new aircraft build rates; product reliability; successful execution of our acquisition, strategic and integration plans; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

ROCKWELL COLLINS, INC.

SEGMENT SALES AND EARNINGS INFORMATION

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31
	2003	2002
Sales
Government Systems	$311	$256
Commercial Systems	317	305

Total sales	$628	$561

Segment operating earnings
Government Systems	$63	$48
Commercial Systems	42	32

Total segment operating earnings	105	80
Interest expense	(2)	(1)
Earnings from corporate-level equity affiliate	—	1
General corporate, net	(6)	(10)

Income before income taxes	97	70
Income tax provision	(29)	(21)

Net income	$68	$49

Diluted earnings per share	$0.38	$0.27

Average diluted shares outstanding	179.3	181.1

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(Unaudited)

(in millions)

	December 31, 2003	September 30, 2003
Assets
Cash	$62	$66
Receivables	477	525
Inventories	673	618
Current deferred income taxes	179	178
Income taxes receivable	12	17
Other current assets	28	23

Total current assets	1,431	1,427
Property	400	401
Goodwill and intangible assets	573	440
Other assets	304	323

Total assets	$2,708	$2,591

Liabilities and shareowners’ equity
Short-term debt	$66	$42
Accounts payable	177	198
Compensation and benefits	180	216
Income taxes payable	12	3
Product warranty costs	148	144
Other current liabilities	302	298

Total current liabilities	885	901
Long-term debt	198	—
Retirement benefits	700	824
Other liabilities	26	33
Shareowners’ equity	899	833

Total liabilities and shareowners’ equity	$2,708	$2,591

ROCKWELL COLLINS, INC.

CONDENSED CASH FLOW INFORMATION

(Unaudited)

(in millions)

	Three Months Ended December 31
	2003	2002
Operating Activities:
Net income	$68	$49
Adjustments to arrive at cash (used for) provided by operating activities:
Depreciation	23	22
Amortization of intangible assets	4	3
Pension plan contributions	(127)	(2)
Deferred income taxes	12	5
Tax benefit from the exercise of stock options	3	—
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	82	29
Inventories	(53)	(31)
Accounts payable	(37)	(42)
Income taxes	16	(6)
Compensation and benefits	(18)	(14)
Other assets and liabilities	(17)	9

Cash (Used for) Provided by Operating Activities	(44)	22

Investing Activities:
Acquisition of businesses, net of cash acquired	(127)	1
Property additions	(14)	(11)
Acquisition of intangible assets	(9)	—
Investment in equity affiliates	—	(3)
Proceeds from the disposition of property	1	4

Cash Used for Investing Activities	(149)	(9)

Financing Activities:
Proceeds from issuance of long-term debt	198	—
Net increase in short-term borrowings	24	26
Purchases of treasury stock	(25)	(35)
Cash dividends	(16)	(16)
Proceeds from the exercise of stock options	11	1

Cash Provided by (Used for) Financing Activities	192	(24)

Effect of exchange rate changes on cash	(3)	(2)

Net Change in Cash	(4)	(13)
Cash at Beginning of Period	66	49

Cash at End of Period	$62	$36